Exhibit 10.22

Broadridge Securities Processing Solutions, LLC	Execution Version

2 Gateway Center	TO BE PREPARED AND
Newark,, New Jersey 07102	SIGNED IN DUPLICATE

MASTER SERVICES AGREEMENT

[REDACTED COPY FOR FILING WITH CONFIDENTIAL TREATMENT REQUEST WITH THE SEC]

Client: Apex Clearing Corporation (“Client”)

Address: 350 N. St. Paul St., Suite 1300

City: Dallas State: Texas Zip Code: 75201

1.	TERMINATION OF PRIOR AGREEMENTS.

The parties acknowledge and agree that the following agreements have been previously terminated or are terminated as of the date of this Agreement:

(1)

Master Services Agreement (“MSA”) dated as of November 2, 2009, as amended, between Broadridge Financial Solutions, Inc., an Affiliate of Broadridge Securities Processing Solutions, LLC and Penson Worldwide, Inc.;

(2)

Schedule A to (United States) Service Bureau and Operations Support Services Schedule to the MSA, dated as of November 2, 2009, as amended, between Ridge Clearing & Outsourcing Solutions, Inc. (“Ridge”, now known as Apex Clearing Corporation) and Penson Financial Services, Inc. ; and

(3)	Letter Agreement Re: Services Agreement between Broadridge Financial Solutions, Inc. and Client, dated as of June 5, 2012, as amended by (collectively, “Letter Agreement”),:

a.

Letter Agreement Re: Operations Support Services Schedule Termination Rights between Broadridge Financial Solutions, Inc., Broadridge Securities Processing Solutions, LLC and Client, dated June 5, 2012;

b.	Letter Agreement Re: Amendment to Services Agreement between Broadridge Financial Solutions, Inc. and Client, dated June 18, 2013;

c.

Letter Agreement Re: Amendment to Services Agreement between Broadridge Financial Solutions, Inc., and Client regarding the Termination of Accounting –Related Operations Support Services, dated July 2013;

d.	Letter Agreement Re: Amendment to Services Agreement dated June 5th, 2012, between Broadridge Financial Solutions, Inc. and Client regarding Certain Credits, dated April 28, 2014;

e.

Amendment to (1) that certain letter dated June 5, 2012, regarding Services Agreement between Broadridge Financial Solutions, Inc. and Client, and (2) the Proxy Agreement between Broadridge Investor Communication Solutions, Inc. and Apex, dated as of June 5, 2012, dated as of August 27, 2015, by and between Broadridge Financial Solutions, Inc., Broadridge Investor Communication Solutions, Inc. and Client;

f.	Letter Agreement re: Amendment to Services Agreement between Broadridge Financial Solutions, Inc. and Apex Clearing Corporation regarding Certain Credits, dated July 15, 2016; and

g.

Amendment to that certain letter dated June 5th, 2012, regarding Services Agreement between Broadridge Financial Solutions Inc., Broadridge Investor Communication Solutions, Inc. and Client, dated as of May 10, 2017.

(4)

In addition, the Letter Agreement Re: Amendment to Services Agreement between Broadridge Financial Solutions, Inc. and Client regarding Broadridge’s General Ledger System, dated June 2, 2014 shall terminate on June 5, 2019 (the “General Ledger Agreement”) without transition services following its termination, although data from prior to that date shall remain available to Client in accordance with the terms of the GTO Services Schedule dated even date herewith.

HB 57834 Broadridge Confidential

2.	SCOPE OF AGREEMENT.

A.

Services. From time to time during the Term (as defined in Section 3 (Term) below), Broadridge Securities Processing Solutions, LLC, by itself or through its affiliates (“Broadridge”) and Client may enter into written schedules to this Master Services Agreement setting forth:

(i)	the services that Broadridge shall perform (the “Services”);

(ii)

licenses to the software, if any, that Broadridge shall provide, including, without limitation, all improvements enhancements, modifications, updates, releases and revisions provided in connection therewith (the “Software”);

(iii)	the agreed upon Service Levels that Broadridge will be required to meet with respect to a particular Service; and

(iv)	other terms and conditions as the parties may agree.

Each such schedule (when signed by authorized officers of both parties, a “Schedule”) shall be governed by the terms and conditions of this Master Services Agreement. This Master Services Agreement, together with all exhibits and Schedules hereto, shall be referred to as the “Agreement.”

B.

Except for any licenses, consents, permits, approvals and authorizations (collectively, “Consents”) that Client is required to obtain under this Agreement, a Schedule, or a Statement of Work, all Consents that are necessary to allow, in connection with the Services, Broadridge to use Software provided by Broadridge, Broadridge Products (as defined below), assets owned or leased by Broadridge or subcontractors and third-party services retained by Broadridge (collectively, the “Broadridge Consents”) shall be obtained and maintained by Broadridge, and Broadridge shall be responsible for all costs, expenses, fees and charges, including any fees or charges of a third-party, of obtaining and maintaining the Broadridge Consents. All consents that are necessary to allow Broadridge to use or access Client’s software, Client Confidential Information, assets owned or leased by Client and the services provided by third parties (including, without limitation, Bloomberg, Loanet, DTCC) to Client (excluding Broadridge) under Client’s third-party services contracts (excluding this Agreement), in each case, as necessary to provide the Services (collectively, the “Client Consents”) shall be obtained and maintained by Client, and Client shall be responsible for all costs, expenses, fees and charges, including any fees or charges of a third-party, of obtaining and maintaining the Client Consents.

3.	TERM.

A.

Term. The term of this Agreement shall begin on January 1, 2019 (the “Effective Date”) and continue until all Schedules hereto have expired or been terminated (the “Term”). The term of each Schedule shall begin on the effective date of such Schedule (the “Schedule Effective Date”) and continue for the period indicated therein (each such period, a “Schedule Term”).

B.

Transition Services. At Client’s request upon termination or expiration of any Schedule, Broadridge shall extend the provision of the Services and the term of any licenses relating to Software for a period not to exceed twelve (12) months (“Transition Period”) beyond the effective date of expiry or termination of such Schedule and shall also provide transition services to Client as necessary for an orderly de-conversion of Client from Broadridge’s platform (the “Transition Services”). During the Transition Period, unless otherwise agreed to by the parties in writing, Broadridge shall continue to provide the Services and any Software as they had been provided prior to the termination or expiration of the applicable Schedule in accordance with the terms and conditions set forth in this Agreement. Transition Services will be provided to Client pursuant to Broadridge’s standard procedures and rates for such services.

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4.	CHARGES.

A.	Fees. The fees for the Services and Software shall be set forth in the applicable Schedule.

B.	Communications and Third-Party Charges. The communication and other third-party charges for the Services shall be set forth in the Schedules.

C.

Taxes. Client shall bear all taxes (inclusive of sales and use taxes), duties, levies, and other similar charges (and any related interest and penalties), however designated, imposed as a result of the receipt of Services under this Agreement, including but not limited to any tax which Client is required to withhold or deduct from payments to Broadridge, except (i) any tax imposed upon Broadridge in a jurisdiction outside the United States if such tax is allowable as a credit against U.S. federal income taxes of Broadridge; and (ii) any income tax imposed upon Broadridge by the United States or any governmental entity within the United States. In order for the exception contained in (i) to apply, Client must furnish Broadridge with such evidence as may be required by the United States taxing authorities to establish that such tax has been paid so that Broadridge may claim the credit. The fees to be charged by Broadridge to Client under this contract, depending on the facts and circumstances of the particular tax jurisdiction, may include Value Added Tax (“VAT”), Goods and Services Tax (“GST”) and other similar taxes (collectively, “VAT”). Where Broadridge is obligated to report and pay VAT with respect to services provided to Client, Client agrees to be invoiced by Broadridge for the VAT at the applicable prevailing VAT rate.

D.

Payment. Client shall pay each invoice that Broadridge issues within thirty (30) days after the date Client receives such invoice, subject to a bona fide dispute. If Client fails to pay any amounts under this Agreement when due, Client shall, upon written demand from Broadridge, pay interest on such undisputed delinquent amounts at the rate of 1% per month (but in no event more than the highest interest rate allowable by law) from the due date until the date of payment. Client will promptly notify Broadridge of a bona fide dispute.

5.

BROADRIDGE RESPONSIBLITIES. Without limitation or prejudice to the provisions of this Agreement, any Schedule or any Service Level Agreement, in the performance of any Services under the provisions of a Schedule, Broadridge agrees and undertakes to:

A.	perform the Services professionally in accordance with any applicable Service Levels and the applicable provisions of this Agreement;

B.

liaise and communicate in a timely manner with Client through Client’s designated representative or such representative’s designee on matters related to the Services and assign a qualified Broadridge representative with whom Client will communicate. Client may change their respective representatives from time to time by giving notice to the other. Broadridge shall ensure that the representatives servicing Client’s account are fully informed about the Services and Client’s business requirements;

C.

in a timely manner, provide Client with its standard user documentation relating to (i) the Services and/or Software, including, without limitation, any changes thereto and (ii) Broadridge’s procedures relating to the Services and use thereof;

D.

from time to time, at Client’s request, perform professional services that will be described in a written statement of work executed by both Broadridge and Client (“Statement-of-Work”). Upon the request of Client, Broadridge and Client will in good faith, and without undue delay by Broadridge, agree to the terms and conditions of a Statement-of-Work that will include, to the extent applicable and without limitation, the information specified below:

(i)	Project identification, approach and objectives and the agreed-upon scope of the services;

(ii)

The deliverables, including, without limitation, reports, software, services, specifications, lists, plans, manuals, diagrams, flow charts, data and other documents reports and recommendations, whether in written or electronic form (“Deliverables”) to be developed, delivered, prepared or required specifically for Client under such Statement of Work;

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(iii)	Specifications in respect of each Deliverable;

(iv)	Acceptance tests or means proposed for testing Deliverables (“Acceptance Test”);

(v)	If applicable, the fees for the services under such Statement of Work and the applicable payment terms;

(vi)

Identification of project managers and other staffing by the parties, including, without limitation, names and position titles of key Broadridge personnel who will be providing the services (which personnel may be substituted by Broadridge);

(vii)	Key project assumptions and responsibilities;

(viii)

Project schedule showing the time frame for all stages of implementation of the services and milestones of the Statement of Work along with all associated milestone dates and production date, and other remedies for non-performance by Broadridge;

(ix)	Description of the hardware and software that may have to be procured by Client for the provision of the services pursuant to the Statement of Work, as applicable;

(x)	Maintenance and support services to be provided by Broadridge in connection with the Deliverables, if applicable;

(xi)	Applicable Service Levels, if applicable;

(xi)	Training services and training materials to be provided by Broadridge under the Statement of Work, if applicable;

(xii)	Any Client resource commitments and responsibilities in addition to those set forth in this Agreement; and

(xiii)	Any other information or agreements deemed relevant by Broadridge and Client;

E.

except as otherwise expressly provided in this Agreement or a Schedule and subject to Client providing the resources and materials required for it to receive the Services, provide at Broadridge’s expense, all software, hardware, communication lines and services, equipment, systems and other technology, resources and materials necessary for Broadridge to provide the Services to Client in accordance with the provisions of this Agreement;

F.

notify Client of any change of the locations from which Broadridge provides the Services under a Schedule and obtain Client’s prior consent (which consent shall not be unreasonably withheld) with respect to any such change in location only if such consent is required by applicable Law (as defined below);

G.

as required by all applicable laws and Broadridge policies in effect from time to time (which background check takes place at the time of hire), conduct, in compliance with such laws and policies, a criminal background check and drug-screening on each individual who provides Services, at Broadridge’s cost and expense, and not allow anyone to perform Services or assign anyone to the account of Client who has (i) a felony conviction or (ii) failed a drug test administered by Broadridge; and

H.	provide an adequate number of qualified individuals with suitable training, education, experience and skill to perform the Services.

6.

COMMUNICATIONS LINES AND EQUIPMENT. Subject to receiving Client’s written approval, Broadridge may procure appropriate communications lines and equipment to enable Client to access the Services. Client will be responsible for all Broadridge charges as set forth in the applicable Services Schedule. With the exception of equipment within the Broadridge data centers, Broadridge shall not be responsible for the reliability or continued availability of the communications lines and equipment used by Client in accessing the Services.

7.

GOVERNANCE. Broadridge and Client shall each appoint at least two senior level managers to a joint committee that shall meet no less than monthly to address issues that may arise in connection with the performance of the Services. In addition to the foregoing, the parties have agreed to the detailed governance provisions set forth in Exhibit A (Governance Structure).

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8.

CONVERSION TO THE SERVICES. To the extent provided in the applicable Schedules, Broadridge will convert the applicable Client files to make them compatible with the Services. Client shall cooperate with Broadridge and provide Broadridge with all necessary information and assistance required for Broadridge to successfully convert all Client files necessary to obtain the applicable Services. Each party will assign a liaison person to assist and cooperate with the other party in any such conversion.

9.	USE OF THE SERVICES AND TRAINING.

A.

Use of Services. Client shall use the Services in accordance with such rules as may be established by Broadridge from time to time as set forth in any materials furnished by Broadridge to Client as applied to all of Broadridge’s similarly situated customers generally, provided that Broadridge shall not change such rules in a manner that interferes with Client’s ability to use the Services in the manner contemplated by this Agreement. Broadridge agrees to use commercially reasonable efforts to provide Client with no less than thirty (30) days’ notice of any change to the rules relating to the use of the Services.

B.

Client (and only Client) will use the Services only for its own business purposes in support of the brokerage or financial services and/or products it provides to its customers, correspondents and the clients and customers of such correspondents (including, without limitation, the brokerage customers introduced to Client by its correspondents (i.e., broker-dealers or other registered persons clearing or receiving services through Client) (collectively “Customers”)). For purposes of clarity, the foregoing prohibits Client, except as expressly permitted by Broadridge in writing, from (i) selling, leasing, licensing, providing as a service bureau or otherwise providing, directly or indirectly, any of the Services or any portion thereof to any third party exclusively as a technology services reseller or provider or outsourcer (e.g., acting in the same capacity as Broadridge with respect to such third-party), and (ii) allowing a third party to use the Services on its behalf. Client shall ensure that any obligations it has under this Agreement that would apply to use of or access to the Services by a customer of Client or other third party through Client, including any obligations passed on to Client by Broadridge from Broadridge’s third-party service and data providers, are passed on to such customers and third parties and Client shall be responsible for a breach of this agreement. Furthermore, Client shall not allow any third parties to host or receive the Services on Client’s behalf without Broadridge’s prior written consent. For the avoidance of doubt, the foregoing does not prevent Client from transmitting access to the Services to a third party vendor via an API.

C.	The term “Affiliate” as used herein shall mean, with respect to either Party, any entity controlled by, in control of, or under common control with such Party.

D.

Approvals. Prior to obtaining any Services from Broadridge and continuing through out the Term as required, Client will obtain the approval of each relevant regulatory or self-regulatory agency or entity, if any, which regulates Client and whose approval is necessary for Client to receive the Services (including, without limitation, securities and commodities exchanges, associations of securities and/or commodities dealers, federal, provincial and local Governmental Authorities). Client shall comply with any conditions, restrictions, or limitations imposed by any of the aforementioned entities and shall pay all fees or charges such entities may impose upon Client. In addition, Client shall comply with the reporting requirements of the securities and commodities exchanges and associations of securities and/or commodities dealers where applicable to Client. Such reporting requirements may include furnishing Broadridge such information as may be required by Client to be furnished to Broadridge by the aforementioned entities. Material failure of Client to comply with the requirements of this Section 9.C (Approvals) shall constitute a default under the provisions of Section 19 (Termination) below.

E.

Third-Party Data Vendors. If set forth in the applicable Schedule, Client shall comply with the terms of use relating to the products and services of third-party data vendors that Client receives or accesses through Broadridge and the costs set forth in such Schedule.

F.	Training. Broadridge shall provide Client with training in the use of the Services in accordance with the applicable Schedule(s) or a Statement of Work.

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10.	SOFTWARE.

A.

License Grant. Broadridge hereby grants to Client during the applicable Schedule Term limited, personal, non-exclusive, non-transferable (other than as permitted herein including, without limitation, a permitted assignment), royalty-free licenses and/or sublicenses, as the case may be, to use, and as applicable for Customers to use (but only those applications which are intended for Customers’ usage), the Software in connection with Client’s authorized use of the Services only. The Software may only be used by Client and its Customers (but only those applications which are intended for Customers’ usage) in connection with the Services and/or in support of the brokerage or financial services and/or products it provides to its customers, and Client will not, except as otherwise permitted by Broadridge in writing, sell, lease, license, provide as a service bureau or otherwise provide, directly or indirectly, the Software or any portion thereof to any third party. The license of Software shall be the object code only unless specifically stated otherwise in the Schedule related thereto. Client accepts such licenses and/or sublicenses, as the case may be, from Broadridge for the Software upon the terms and conditions set forth in this Agreement.

B.

Updates. Client shall implement all improvements, enhancements, modifications, updates, releases and revisions to the Software delivered by Broadridge to Client within a commercially reasonable time; provided that the implementation of any such change required by the foregoing will not materially impair Client’s use of the Services as contemplated by this Agreement. Client shall not, without the prior written consent of Broadridge, change or otherwise modify any Software, except for Client Software (as defined below).

C.

Client Software. Upon Client’s request, Broadridge may, in its sole discretion, provide Client with custom software programming with respect to the Software (the “Client Software”) or custom program maintenance, in which case, the terms and conditions governing such Client Software or custom program maintenance will be set forth in the applicable Schedule.

11.	OWNERSHIP AND USE OF BROADRIDGE PRODUCTS.

A.

Ownership. Client acknowledges that, as between Client and Broadridge, the Broadridge Products are and shall remain the exclusive and confidential property of Broadridge. For purposes of this Agreement: “Broadridge Products” means the Services, Software and systems used to provide the Services, the Broadridge websites used to host and provide Services through the Internet, and materials and documentation relating to the Software, Services, systems and websites, including, without limitation, (i) any information about new services contemplated to be provided in connection herewith, (ii) any modifications or enhancements made to the Software, Services, databases that are a part of the Services, or systems used to provide the Services, (iii) any plans contemplating further development of the foregoing, and (iv) all copyrights, patents, trade secrets and other intellectual and proprietary rights relating to all of the foregoing. Broadridge and Client acknowledge that, as between Client and Broadridge, the intellectual property owned or provided by Client is and shall remain the Confidential Information of Client.

B.

Use. Client may use the Broadridge Products only in conjunction with the Services, Software and Client Software. Client shall not copy, in whole or in part, the Broadridge Products or related documentation, whether in the form of computer media, printed or in any other form; provided, however, that Client may make an appropriate number of copies of the Broadridge Products for back-up, testing, archive and disaster recovery purposes only or to comply with the requirements of any governmental, regulatory or administrative body, agency or authority, any court of judicial authority, any arbitrator or any public, private or industry regulatory authority (including without limitation, any SRO as defined in the Exchange Act), whether foreign, state or local (“Governmental Authorities”) Client shall not make any alteration, change or modification to any of the Broadridge Products without Broadridge’s prior written consent in each instance. CLIENT MAY NOT RECOMPILE, DECOMPILE, DISASSEMBLE, REVERSE ENGINEER, OR MAKE OR DISTRIBUTE ANY OTHER FORM OF, OR ANY DERIVATIVE WORK FROM, THE BROADRIDGE PRODUCTS (INCLUDING THE SOFTWARE).

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C.

Return or Destroy. Upon the expiration or termination of a Schedule for any reason, Client shall return to Broadridge or, upon Broadridge’s request destroy, any and all copies of the Broadridge Products that are in its possession that do not relate to any other existing Schedules, except as otherwise required by applicable law, rule or regulation. Nothing in this Agreement will require the destruction of copies of any records or files containing Confidential Information that has been created pursuant to any automated archiving or back up procedure that cannot be reasonably deleted, which records and files will continue to be subject to the confidentiality provisions herein.

12.	CONFIDENTIALITY.

A.

Definitions. In connection with this Agreement, including without limitation the evaluation of new services contemplated by the parties to be provided by Broadridge under this Agreement, information will be exchanged between Broadridge and Client. Broadridge shall provide information that may include, without limitation, confidential information relating to the Broadridge Products, trade secrets, strategic information, information about systems and procedures, confidential reports, customer information, vendor and other third party information, financial information including cost and pricing, sales strategies, computer software and tapes, programs, source and object codes, and other information that is provided under circumstances reasonably indicating it is confidential (collectively, the “Broadridge Information”), and Client shall provide information required for Client to use the Services, including customer information, which may include Personal Information (defined below), to be processed by the Services, and other information, including, without limitation, confidential information relating to the Client’s business, trade secrets, strategic information, information about systems and procedures, confidential reports, customer information, vendor and other third party information, financial information including cost and pricing, sales strategies, computer software and tapes, programs, source and object codes, and other information that is provided under circumstances reasonably indicating it is confidential (“Client Information”) (the Broadridge Information and the Client Information collectively referred to herein as the “Information”). Personal Information that is exchanged shall also be deemed Information hereunder. “Personal Information” means personal information about an identifiable individual including, without limitation, name, address, contact information, age, gender, income, marital status, finances, health, employment, social insurance number and trading activity or history. Personal Information shall not include the name, title or business address or business telephone number of an employee of an organization in relation to such individual’s capacity as an employee of an organization. The Information of each party shall remain the exclusive property of such party.

B.

Obligations. The receiver of Information (the “Receiver”) shall keep any Information provided by the other party (the “Provider”) strictly confidential and shall not, without the Provider’s prior written consent, disclose such Information in any manner whatsoever, in whole or in part, and shall not duplicate, copy or reproduce such Information, including, without limitation, by means of photocopying or transcribing of voice recording, except in accordance with the terms of this Agreement. The Receiver shall only use the Information as reasonably required to carry out the purposes of this Agreement.

C.

Disclosure Generally. Broadridge and Client agree that the Information shall be disclosed by the Receiver only to: (i) the employees, agents and consultants of the Receiver and its Affiliates who have a “need to know” such Information in connection with Receiver’s performance or use of the Services, as applicable, (ii) auditors, counsel, and other representatives of the Receiver and its Affiliates for the purpose of providing assistance to the Receiver in the ordinary course of Receiver’s performance or use of the Services, as applicable, (iii) to a potential acquirer of a party to the extent necessary for the potential acquirer to evaluate a potential acquisition of the party or its business operations, and only by Client subject to the restrictions in Section 12(D); in each case, who have been informed of the confidential nature of the Information and agreed in writing to obligations consistent with this Section 12 (Confidentiality) with respect to such Information. Each party will take reasonable steps to prevent a breach of its obligations by any employee or third party.

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D.

Disclosure to a Potential Acquirer of Client. In the event that Client or an Affiliate of Client that controls Client enters into discussions or negotiations with a potential direct or indirect acquirer or acquirers of Client or its business operations, which if effected, could result in a Change of Control (as defined below) of Client or its business operations to one of the firms set forth on Exhibit B (Firms), then Client is only permitted to disclose this Agreement and the terms of this Agreement, if the pricing information (including, without limitation, all pricing exhibits in a Schedule) is redacted from such disclosure. Each party acknowledges that the actual damages likely to result from such breach of this Section 12(D) are difficult to estimate as of the Effective Date and would be difficult to prove. However, Client agrees that payment of damages is a reasonable compensation to Broadridge for Client’s breach of this Section 12(D) and not a punishment for any such breach.

E.

Compelled Disclosure. If the Receiver or anyone to whom the Receiver transmits the Information pursuant to this Agreement becomes legally compelled to disclose any of the Information, then the Receiver will provide the Provider with prompt notice before such Information is disclosed (or, in the case of a disclosure by someone to whom the Receiver transmitted the Information, as soon as the Receiver becomes aware of the compelled disclosure), if not legally prohibited from doing so, so that the Provider may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If such protective order or other remedy is not obtained, then the Receiver will furnish only that portion of the Information which the Receiver is advised by reasonable written opinion of counsel is legally required and will exercise its reasonable efforts to assist the Provider in obtaining a protective order or other reliable assurance that confidential treatment will be accorded to the Information that is disclosed.

F.

Exceptions. Except with respect to Personal Information, nothing contained herein shall in any way restrict or impair either party’s right to use, disclose or otherwise deal with: (i) Information which at the time of its disclosure is publicly available, by publication or otherwise, or which the Provider publicly discloses either prior to or subsequent to its disclosure to the Receiver; (ii) Information which the Receiver can show was in the possession of the Receiver, or its parent, subsidiary or affiliated company, at the time of disclosure and which was not acquired, directly or indirectly, under any obligation of confidentiality to the Provider; (iii) Information which is independently acquired or developed by the Receiver without violation of its obligations hereunder; (iv) Information regarding the existence of this Agreement that is required to be filed by a Receiver in a public securities filing, provided that the disclosure is limited to such Information that is required to be disclosed in accordance with applicable securities laws or any other applicable legal or regulatory requirements and the parties shall inform each other in writing of such requirement and work in good faith to afford as much confidential treatment as is possible, or (iv) Information which is aggregated and/or statistical data received or created in the course of providing or receiving Services, provided that any such data does not specifically identify the Provider’s Information.

In addition, each employee of the Receiver shall be free to use for any purpose, upon completion of the Services, any general knowledge, skill or expertise that (i) is acquired by such employee in performance of the Services, (ii) remains part of the general knowledge of such employee after access to the tangible embodiment of the Provider’s Information, (iii) does not contain or include any such Information, and (iv) is not otherwise specific to the Provider.

G.

Return or Destroy. Upon the termination of a Schedule for any reason, the parties shall return to each other, or destroy, any and all copies of Information of the other that are in their possession relating to such terminated Schedule, except for any copies reasonably required to maintain such party’s customary archives or computer back-up procedures, and as otherwise required by applicable law, rule or regulation. Notwithstanding the foregoing, Broadridge shall have the right to keep one copy of such Information as may be reasonably required to evidence the fact that it has provided the Services to Client. In the event that Client requires Broadridge to return any Client Information, Client shall pay Broadridge (at the rates set forth in the applicable Schedule, or, if no such rates are set forth, at Broadridge’s then current charges) for Broadridge’s actual time spent and incidental expenses actually incurred in connection with such return.

H.

GDPR. To the extent Broadridge processes Personal Information that would constitute EU Personal Data as defined under Regulation (EU) 2016/679 (General Data Protection Regulation), Broadridge will comply with the provisions of the Broadridge GDPR Annex, found at https://www.broadridge.com/GDPR-Annex by using password ICS54903.

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13.	NONPUBLIC PERSONAL INFORMATION.

A.

Obligations. Broadridge shall not disclose or use any nonpublic Personal Information of Client’s customers except to the extent reasonably required to carry out its obligations under this Agreement or as otherwise directed by Client. In connection with each party’s use or provision of the Services, as applicable, each party shall comply with any applicable law, rule or regulation of any jurisdiction applicable to such party relating to the disclosure or use of Personal Information (including, without limitation, with respect to Client and its customers, Title V of the Gramm-Leach-Bliley Act of 1999 or any successor federal statute, and the rules and regulations thereunder, as the same may be amended or supplemented from time to time).

In addition and notwithstanding anything to the contrary herein or otherwise, with respect to Personal Information provided or otherwise made available to Broadridge by Client, Broadridge and Client agree:

(i)    not to use the Personal Information for any purposes other than those related to the performance of Broadridge’s obligations under this Agreement;

(ii)    to promptly forward any individual’s request for access to Personal Information to Client, and to reasonably co-operate with Client (at Client’s expense) in responding to such access request, including, without limitation, providing information regarding the use and disclosure of such Personal Information by Broadridge;

(iii)    to promptly notify Client of any complaints received or any notices of investigation or non-compliance from any Governmental Authority related to the collection, use or disclosure of Personal Information (to the extent legally permissible), and to reasonably co-operate with Client and reasonably assist in any such investigation, all at Client’s expense;

(iv)    that as between Client and Broadridge, Client is and shall remain the exclusive owners of all right and title in and to the Personal Information and shall be and remain in complete control of the collection, use and disclosure of the Personal Information. No access to or custody over Personal Information by Broadridge or other persons as permitted in this Agreement shall be construed in any manner as providing control, power, authority or any other rights with respect to such Personal Information. Control of all Personal Information is vested solely in Client and their permitted assigns and nothing in this Agreement shall in any way be construed to grant control of the Personal Information to Broadridge, or any subsidiary, Affiliate, subcontractor or third party except to the extent expressly permitted by this Agreement. Broadridge shall adhere to the written directions of Client (and its assignees) with respect to the Personal Information, so long as such written directions are lawful and commercially reasonable. Under no circumstances shall Broadridge enter into any relationship, contractual or otherwise, with another person (other than regulatory authorities, or as required by applicable Law or the order of any court) involving sharing or access to the Personal Information, except as set out in this Agreement or approved by Client in advance; and

(v)    upon the expiration or termination of a Schedule or upon Client’s request, to cease any and all use of the Personal Information disclosed under such Schedule and all copies thereof, and return same to Client or destroy same, except that Broadridge may retain one (1) copy for legal and audit purposes provided such copy is protected as Personal Information and confidential information in accordance with this Agreement.

B.

Security Measures. Broadridge shall (i) implement and maintain commercially reasonable measures to protect the security, confidentiality and integrity of nonpublic Personal Information of Client’s customers against anticipated threats, unauthorized disclosure or use, and improper disposal, and (ii) provide Client.

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C.

Security Breaches. Each party shall promptly provide the other party with notice of (i) any disclosure, access to or use of any Personal Information relating to such other party’s customer’s or employees in breach of this Agreement and (ii) any unauthorized intrusion into systems containing such other party’s Personal Information. The party who had possession or control of the applicable Personal Information at the time of the breach or intrusion shall at its cost and expense (but the “Remediation Actions” set forth below shall be subject to the Damage’s Cap): (1) investigate and respond to, and remediate the effects of, the breach or intrusion in accordance with applicable law and such party’s own policies and procedures, and using commercially reasonable efforts; (2) provide the other party with assurance reasonably satisfactory to such other party that such breach or intrusion shall not recur; (3) promptly furnish to Client full details that Broadridge has or may obtain regarding such unauthorized access; and (4) use reasonable efforts to assist Client in investigating or preventing the reoccurrence of any such access. The response and remediation required under the preceding sentence may include, to the extent applicable, the following remediation actions (“Remediation Actions”): (A) developing and delivering legal notices required by any applicable laws, (B) making available a toll free telephone number or numbers (or where not available, a dedicated telephone number or numbers) where affected individuals may receive individual specific assistance and information relating to the breach or intrusion and (C) providing credit reports, and/or credit monitoring/repair services for affected individuals for the longer of one (1) year or the period required by applicable Laws following the announcement or disclosure of the breach or intrusion or notice to the affected individuals. Client shall have the right to participate in any security investigation relating to the Personal Information of Client or any customer of Client. Notwithstanding the foregoing or anything in this Agreement to the contrary, neither party shall be precluded from immediately pursuing any rights or remedies it may have under or relating to privacy, security or confidentiality.

14.	DATA SECURITY.

A.

Data Security Measures. Broadridge will maintain commercially reasonable security measures, as further described in Exhibit C attached hereto, designed to ensure that access to the Client files is available only to Client and those entities that process information contained in the Client files in order for Broadridge to execute the Services (e.g., NYSE and DTC). Broadridge reserves the right to issue and change procedures from time to time to improve file security.

B.

Loss or Alteration. Broadridge will take reasonable precautions to prevent the loss of or alteration of the Client files retained by Broadridge, which shall include commercially reasonable data back-up procedures. Client will keep copies of the source documents of the Client files delivered to Broadridge and will maintain procedures external to the Broadridge systems for the identification of such losses and for the reconstruction of lost or altered Client files, to the extent deemed necessary by Client.

C.

Audits. Broadridge’s practices relating to audits of the Services shall be set forth in the Schedule relating to such Services. Broadridge has provided Client with copies of the SAS 70 Reports (as described in the then-current Statement of Auditing Standard 70 of the American Institute of Certified Public Accountants) most recently conducted for the Services contemplated hereunder. Except as otherwise provided in the applicable Schedule relating to specific Services, Broadridge shall have an independent third party audit performed annually describing Broadridge’s security and control policies and procedures with respect to the Services consistent with past practices. Broadridge shall deliver such report to Client promptly upon completion.

D.

Personnel. Broadridge personnel performing services at any Client location will observe and comply with Client’s security procedures, rules, regulations, policies, working hours and holiday schedules of which they have actual notice and Broadridge will use its commercially reasonable efforts to minimize any disruption to Client’s normal business operations while performing services at any Client location.

15.	WARRANTY.

A.

Conformance with Specifications. Broadridge warrants that the Services, the Software and the Client Software, if any, will substantially conform to their respective functional and technical specifications. Such specifications are subject to amendment, from time to time, by Broadridge, in which case the Services, Software and Client Software will substantially conform to their respective modified

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functional and technical specifications; provided that any such amendment shall not materially impair or reduce the functionality of the Services or Client’s use of such Services. This warranty shall not extend to Software or Client Software which has been altered, changed or modified in any way by anyone other than Broadridge or its agents.

B.

Right to Furnish. Client represents and warrants to Broadridge that it has the right to furnish the Client Information and any other materials provided to Broadridge in connection with Broadridge performing its obligations as contemplated herein and in the Schedules. Broadridge represents and warrants to Client that it has the right to provide the Services, Software, and Broadridge Information to Client.

C.

Professional Performance. Broadridge warrants that the Services shall be performed in a professional and workmanlike manner and by personnel qualified to carry out their responsibilities required for the applicable service.

D.

Viruses. Broadridge represents, warrants, and covenants that it shall not design the Software to include, and it shall use commercially available virus scanning software to detect the inclusion of, any computer code, program, or programming device designed to disrupt, modify, delete, damage, deactivate, disable, harm, or otherwise impede the operation of the Software, or any other associated programs, firmware, hardware, computer system, or network (sometimes referred to as “Trojan horses,” “viruses,” or “worms”), or any other similar harmful, malicious, or hidden procedures, routines, or mechanisms that would intentionally cause such Software to cease functioning or to damage or corrupt data, storage media, programs, equipment, or communications, or otherwise interfere with operations (collectively, “Destructive Elements”). If Broadridge detects any such Destructive Elements in the Software, Broadridge agrees to take reasonable steps to eliminate such Destructive Elements as promptly as reasonably practicable.

E.

Disclaimer. EXCEPT AS SPECIFICALLY PROVIDED HEREIN, THERE ARE NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTIES MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

16.	INDEMNITY.

A.

Broadridge Indemnity. Broadridge shall indemnify, defend and hold harmless Client and its directors, officers, employees, agents, successors and permitted assigns (“Client Indemnitees”) from and against any and all losses, damages, liabilities and related expenses (referred to collectively hereinafter as “Losses”) incurred by Client Indemnitees arising out of or resulting from third-party claims related to:

(i)

any infringement by any Broadridge-developed Software of any United States patent, copyright, trademark, service mark or trade secret (“Intellectual Property Right”) of any third party. With respect to claims under this Subsection (i), if Client is enjoined or otherwise prohibited from using such Software, Broadridge shall, at its sole expense and at Broadridge’s option, (a) procure for Client the right to continue using such Software, or (b) substitute a non-infringing version of such Software so that such Software becomes non-infringing and still substantially conforms to its applicable functional and technical specifications, or, if neither of the foregoing options is available in a commercially reasonable solution, then Broadridge may terminate the Services to which the infringing software relates and eliminate the charges for the terminated Service. Notwithstanding the foregoing, Broadridge shall have no liability for any claims of infringement of any Intellectual Property Right to the extent based on: (x) Client’s use of the Software in combination with any product, software, data or service not supplied by Broadridge as part of this Agreement or otherwise specified in writing by Broadridge; (y) any modification or attempted modification of such Software made by anyone other than Broadridge or its agents; or (z) any use of the Software other than as permitted under this Agreement. With respect to all Software not developed by Broadridge, Broadridge agrees to pass on to Client the related software licensors’ proprietary rights infringement indemnification obligations to the extent provided under the applicable license agreement;

(ii)	Broadridge’s failure to comply with any laws, rules or regulations applicable to Broadridge;

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(iii)	physical injury to persons or tangible personal property caused by the fault or negligence of Broadridge’s officers, employees, agents, or representatives;

(iv)	any assertion that Client Indemnitees should be deemed the “employer” or “joint employer” of any of the individuals performing Services under this Agreement; or

(v)	any claims brought against Client by Broadridge’s suppliers arising from or related to Broadridge providing the Services hereunder.

B.

Client Indemnity. Client shall indemnify, defend and hold harmless Broadridge, its directors, officers, employees, agents, successors and permitted assigns (“Broadridge Indemnitees”) from and against any and all Losses incurred by Broadridge Indemnitees arising out of or resulting from third-party claims related to:

(i)	data, information or other materials provided by Client so long as such claims relate to the data, information, or other materials provided by Client;

(ii)	Client’s failure to comply with any laws, rules or regulations applicable to Client;

(iii)	physical injury to persons or tangible personal property caused by the fault or negligence of Client’s officers, employees, agents or representatives;

(iv)	Client’s improper or unauthorized use of the data of third-party data vendors that Client receives or accesses through Broadridge; or

(v)

any claims brought against Broadridge by Client’s customers or the third parties with which Broadridge interacts for the benefit of Client arising from or related to Broadridge providing the Services hereunder.

C.

Indemnity Procedures. A party seeking indemnity under this Section 16 (Indemnity) shall: (i) promptly after receiving notice of a claim or litigation for which indemnity may be sought under this Section 16 (Indemnity), give the indemnifying party prompt written notice thereof, together with any and all documentation received related to such claim or litigation; (ii) give the indemnifying party full control over the defense and settlement of any claim or litigation for which indemnification is sought under this Section 16 (Indemnity); and (iii) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, to facilitate the defense or settlement of any such claim or litigation; provided that a failure to comply with the foregoing procedures shall relieve the indemnifying party from its obligation to indemnify solely to the extent that such failure results in prejudice to the indemnifying party. The party seeking indemnification may participate in the defense or negotiations at its own expense to protect its interests. The indemnifying party shall not enter into any settlement agreement that impairs the rights or expands the obligations of the party seeking indemnification without the prior written consent of such party, provided that the indemnifying party may settle any claim or cause of action to the extent such claim seeks monetary damages if the indemnifying party agrees to pay such monetary damages and the other party to this Agreement is not required to admit wrongdoing or is not otherwise negatively impacted by the settlement of such claim of action.

17.	LIMITATION OF LIABILITY.

A.

Damages Cap. Each of Broadridge’s and Client’s aggregate liability for the entire term of this Agreement for any and all damages arising from or relating to any and all claims and causes of action in connection with the Services provided under this Agreement, shall not exceed the lesser of: (i) the amount of actual damages incurred by the party and (ii) an amount equal to the aggregate amount of all fees (excluding pass-through charges) paid by Client to Broadridge under the Schedule giving rise to such claim or cause of action during the [****] month period immediately preceding the date of

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occurrence of the event upon which a claim is asserted (the “Damages Cap”), regardless of the basis on which a party is entitled to claim damages (including, without limitation breach, negligence, misrepresentation, or other contract or tort claim) and shall constitute a party’s sole monetary remedy. The limitation set forth in this Section 17.B (Damages Cap) shall not apply to:

i.	Indemnification obligations of Broadridge and Client in Section 16 (Indemnity) [****];

ii.	The failure of Client or Broadridge make payments (including, without limitation, taxes) or apply credits due under this Agreement [****];

iii.	Any claims relating to a party’s (including, without limitation, its contractors’ and agents’) fraud, gross negligence or willful misconduct [****]; or

iv.	A party’s intentional repudiation of this Agreement including, without limitation, Broadridge’s intentional repudiation of its obligation to perform the Services or Transition Services [****].

B.

Indirect Damages Waiver. IN NO EVENT WILL EITHER PARTY HAVE ANY LIABILITY UNDER THIS AGREEMENT OR ANY SCHEDULE HERETO, REGARDLESS OF THE BASIS ON WHICH SUCH PARTY IS ENTITLED TO CLAIM DAMAGES (INCLUDING, WITHOUT LIMITATION, BREACH, NEGLIGENCE, MISREPRESENTATION, OR OTHER CONTRACT OR TORT CLAIM), FOR ANY SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS OR LOST SAVINGS), EVEN IF FORESEEABLE OR EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

The foregoing disclaimer shall not be applicable to:

(i)	Any claims relating to a party’s (including, without limitation, its contractors’ and agents’) fraud, gross negligence or willful misconduct; or

(ii)	A party’s intentional repudiation of this Agreement including, without limitation, Broadridge’s intentional repudiation of its obligation to perform the Services;

[****] In addition, if a party is obligated to incur costs or expenses in fulfilling its obligations under Section [****] (which for the avoidance of doubt is subject to the Damages Cap) above, such party cannot seek to avoid such obligation through a claim or assertion that the disclaimer set forth above in this Section 17.D (Indirect Damages Waiver) relieves such party of such obligation.

C.

Broadridge Suppliers. Broadridge is permitted to use subcontractors to perform any portion of the Services hereunder (i.e., third parties engaged by Broadridge and under the control and direction of Broadridge), provided that Broadridge shall notify Client if it uses any material subcontractors to perform the Services. Broadridge shall be liable for the acts and omissions of any subcontractors that perform any portion of the Services hereunder, to the same extent Broadridge is liable for its own employees hereunder. Broadridge may use its Affiliates to perform the Services without notifying Client. Subcontractors shall not include Supplier’s individual independent contractors, temporary employees and employees of staffing agencies (in each case, human beings) hired by Broadridge who are otherwise obligated to comply with Broadridge’s policies and procedures. As of the Effective Date, Broadridge uses the material subcontractors on Exhibit D to perform the Services. For the avoidance of doubt, Broadridge shall not be liable to Client for the acts or omissions of third parties who are not subcontractors, such as vendors (e.g., data providers, data communication carriers and utilities), that provide services or facilities to be used in connection with the Services or to or from which Broadridge sends or receives Client Information in connection with providing the Services. Broadridge shall use commercially reasonable efforts to enter into contractual agreements with all of its subcontractors and third party vendors in order to ensure compliance with the applicable requirements relating to the use and disclosure of Information and Personal Information. Broadridge shall not have any liability to Client or any third party relating to, or arising out of, displaying or furnishing third party data in

74598 Broadridge Confidential	13

connection with the Services, including any delays, errors, inaccuracies or omissions of such data. To the extent Broadridge contracts directly with a third party data provider for the display or furnishing of third party data, and Client does not have a contract with such third party for the same, Broadridge represents that it has the right to display or furnish such data, and agrees to pass onto to Client the related licensor’s proprietary rights infringement obligations to the extent provided under the applicable license agreement;. Subcontractors for whom Broadridge is responsible that provide Broadridge with any portion of the Services, Software or Client Software shall not be deemed to have any direct or indirect liability to Client for monetary damages on account of the Services, Software or Client Software provided, or to be provided to Client, hereunder.

18.	LAWS AND GOVERNMENTAL REGULATIONS.

A.

Compliance with Law. Each party shall be responsible for complying with all laws and governmental regulations applicable to it. Client shall be responsible for any use it may make of the Services to assist it in complying with such laws and governmental regulations; and Broadridge shall not have any responsibility relating thereto (including, without limitation, advising Client of Client’s responsibilities in complying with any laws or governmental regulations affecting Client’s business). If providing any of the Services to Client hereunder violates, or in Broadridge’s opinion is likely to violate, any laws or governmental regulations, Broadridge may, upon written notice to Client, immediately cease providing the affected Services to Client and provide a refund to Client of any fees paid in advance for such Services, and the applicable Schedule shall be deemed terminated or amended to eliminate such Services, with no further liability for the affected Services by either party.

B.

Financial Responsibility for Changes to the Services. To the extent that a change to the Services is needed as a result of a new or modified Law or a change in Law, Broadridge shall make such change to the Services to permit compliance with such new Law or such change in Law in accordance with the penultimate sentence of this this Section 18(B). Unless otherwise set forth in a Schedule, in the event that (a) Client requests that Broadridge make a change and (b) the Steering Committee does not agree that such change is required for regulatory compliance purposes or it is a change that only affects Client, then Broadridge shall make such change, at Client’s cost and expense as determined pursuant to the Change Control Procedures set forth in Exhibit A (Governance Structure); provided, however, that in the event the Steering Committee subsequently requests that Broadridge make such change or such change would affect a majority of similarly situated clients, Broadridge will apportion the cost of such change across its client base who are affected, including Client. “Law” shall be defined as used throughout this Agreement means all laws, rules and regulations, including, without limitation, all privacy and data protection laws, rules and regulations, all as enacted, promulgated and amended from time to time by any Governmental Authority.

19.	TERMINATION.

A.

Broadridge’s Material Breach. Client may terminate this Agreement or any Schedule upon written notice to Broadridge if Broadridge breaches any material obligation under such Schedule and fails to cure such breach within 30 days following written notice from Client specifying the nature of such breach in reasonable detail. Client may also terminate this Agreement or any Schedule, upon notice to Broadridge if Broadridge commits numerous or repeated breaches of its duties or obligations under this Agreement, even if individually cured, where the collective impact would constitute a material breach of this Agreement, and Broadridge either (a) fails to successfully implement corrective actions and give notice of the details of such corrective actions to Client within thirty (30) days after notice of the collective breach from Client or (b) after implementing such corrective actions, Broadridge continues to commit breaches of the type that were addressed by implementation of such corrective actions and the collective impact of such continued breaches would constitute a material breach of this Agreement.

B.

Client’s Material Breach. Broadridge may terminate a Schedule upon written notice to Client if Client materially breaches its obligations under such Schedule with respect to Sections 4 (Charges), 9.A (Use of Services), 10.A (License Grant), 11 (Ownership and User of Broadridge Products), 12 (Confidentiality), or 13 (Nonpublic Personal Information) and fails to cure such breach within 30 days following written notice from Broadridge specifying the nature of such breach in reasonable detail. If Broadridge terminates a Schedule under this Section 19.B (Client’s Material Breach), Broadridge may, in its sole discretion, require Client immediately to pay all amounts due and to become due under the applicable Schedule.

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C.

Insolvency. This Agreement shall terminate immediately upon the occurrence of any of the following events: (i) a party applies for or consents to the appointment of a receiver, trustee or liquidator for substantially all of its assets, or such a receiver, trustee or liquidator is appointed for the other party; (ii) a party has filed against it an involuntary petition for bankruptcy that has not been dismissed within 60 days thereof, or files a voluntary petition for bankruptcy or a petition or answer seeking reorganization; (iii)a party is or becomes insolvent or bankrupt; (iv) a party admits in writing its inability to pay its debts as they mature; or (v) a party makes an assignment for the benefit of creditors.

D.

Force Majeure Event. Client may terminate a Schedule upon notice to Broadridge in the event a Force Majeure Event (as defined below) continues to prevent the performance of the Services under such Schedule for more than a period of thirty (30) consecutive days.

Termination for Convenience. Client may terminate this Agreement which will automatically include all Schedules hereunder at any time, with or without cause, and without liability or further obligation, in each case by providing at least one-hundred eighty (180) days’ prior notice to Broadridge and shall pay to Broadridge all fees incurred and due hereunder through the effective date of termination, plus as liquidated damages, and not as a penalty the termination fee as set forth below: [

[****]

[****]

E.

Timely Exercise of Termination Rights. If a party is entitled to terminate this Agreement or a Schedule as a result of the other party’s breach of this Agreement or such Schedule, the non-breaching party shall exercise its right to terminate this Agreement or such Schedule within ninety (90) days after the executive officers of such party become aware of such breach or such party shall be deemed to have waived its right to terminate this Agreement and any Schedule with respect to such breach; provided, however, that upon notice from the party that is seeking to terminate this Agreement or a Schedule to the other party, such ninety (90) day period may be stayed for up to one hundred eighty (180) days (or such longer period as may be agreed by the parties) during which time the parties shall use good faith efforts to resolve any issue giving rise to the alleged termination right.

F.

Survival. Upon expiration or termination of this Agreement, the following sections shall survive: 3.E (Transition Services), 4 (Charges), 6 (Communications Lines and Equipment); 11.A (Ownership), 11.C (Return or Destroy), 12 (Confidentiality), 13 (Nonpublic Personal Information), 16 (Indemnity), 17 (Limitation of Liability), the last sentence of Section 19.B (Client’s Material Breach), 19.E (Termination for Convenience), 23 (General) and any additional provisions of this Agreement and a Schedule that by their nature continue to survive any expiration or termination of this Agreement or such Schedule.

20.	NON-SOLICIT

During the Term of this, neither party hereunder shall without the prior written consent of the other party intentionally solicit, or otherwise intentionally engage as a client, or attempt to do any of the foregoing, with respect to any person or entity who is at the time of such solicitation, engagement, or attempted solicitation or engagement, a client of the other Party for the replacement of any services provided by the other party which the client is receiving or has entered into a contract to receive at the time of such solicitation, engagement, or attempted solicitation or engagement. Nothing in this Section shall prohibit a party from servicing a client of the other party hereunder so long as the client was the person or entity that initiated discussions regarding the reciept or potential reciept of services.

21.	INSURANCE.

During the term of this Agreement, Broadridge shall maintain the following insurance coverage in at least the following amounts:

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1.	Workers’ Compensation with statutory limits required by each state exercising jurisdiction over the Broadridge associates engaged in performing services under this agreement.

2.	Employer’s Liability coverage with a minimum limit of [****] for bodily injury by accident or disease.

3.

Commercial General Liability coverage (including products and completed operations, blanket or broad form contractual, personal injury liability and broad form property damage) with minimum limits of one million dollars [****] per occurrence for bodily injury/property damage and [****] for personal injury and products/completed operations.

4.

Business Automobile Liability coverage (covering the use of all owned, non owned and hired vehicles) with minimum limits (combined single limit) of one million dollars [****] for bodily injury and property damage.

5.	Excess or Umbrella Liability coverage with a minimum limit of five million dollars [****] coverage in excess of the coverage as set forth in items 2, 3, and 4 above.

6.

Employee Dishonesty (Fidelity) and Computer Crime coverage (for losses arising out of or in connection with any fraudulent or dishonest acts committed by employees of Broadridge, acting alone or in collusion with others) with a minimum limit of [****].

7.	Errors & Omissions coverage, including coverage for privacy liability and network security liability, with a minimum limit of [****].

The foregoing coverages shall be maintained with insurers which have an A.M. Best rating of A- or better and /or an equivalent rating from a recognized insurance company rating agency.

Broadridge’s policies shall be primary and any insurance maintained by Client is excess and noncontributory. Broadridge will name Client as an additional insured to items 3 & 4 listed above. Promptly upon Client’s written request for same, Broadridge shall cause its insurers or insurance brokers to issue certificates of insurance evidencing that the coverages required under this Agreement are maintained and in force. In addition, Broadridge will use reasonable efforts to give thirty days notice to Client prior to cancellation or non-renewal of any of the policies providing such coverage; provided, however that Broadridge shall not be obligated to provide such notice if, concurrently with such cancellation or non-renewal, Broadridge obtains coverage from another insurer meeting the requirements described above.

This section does not replace or otherwise amend, in any respect, the limitations on Broadridge’s liability as set forth elsewhere in this Agreement.

22.	FEDERATED SINGLE SIGN-ON IDENTITY MANAGEMENT SERVICES (“FSSO”).

FSSO Services. Client may receive certain products and services from Broadridge and its Affiliates under this Agreement that involve electronic communication between Broadridge or Broadridge Affiliates and designated employees of Client via internet or similar computerized means (each such Broadridge product or service shall be referred to herein individually as a “Broadridge FSSO Service,” and collectively as the “Broadridge FSSO Services”, and each such employee of Client shall be referred to herein individually as a “Participant,” and collectively as the “Participants”). From time to time, Client may desire to establish a trusted and non-repudiation arrangement between Client and Broadridge or a Broadridge Affiliate for user access and authentication, or FSSO capabilities for its Participants, and such Broadridge FSSO Services are available to Client as agreed to by the parties, subject to the terms and conditions set forth in Exhibit E . Broadridge agrees that it shall not charge Client for maintaining any FSSO Services that Client receives as of the Effective Date, however, it may charge Client for the development and maintenance of any new FSSO Services or modification or enhancements to the functionalities of existing FSSO Services.

23.	GENERAL.

A.

No Inducements. Each party acknowledges that it has not been induced to enter into this Master Services Agreement or any of the Schedules hereto by any representation or warranty not set forth in this Master Services Agreement or the Schedules hereto.

B.

Change of Control. In the event of a Change of Control of Client to a firm that incurs fees with Broadridge or has entered into contracts to incur fees with Broadridge totaling in the aggregate seven million dollars ($7,000,000) or more annually exclusive of proxy and investor/customer communication solutions fees, or one of the Firms listed in Exhibit B (“each, an Acquiring Firm”), during the term of

74598 Broadridge Confidential	16

this Agreement such Acquiring Firm cannot apply the pricing or terms of this Agreement or any Schedule to the Acquiring Firm’s business that was not already at Client. “Change of Control” shall mean the (A) consolidation or merger of Client or one of its Affiliates with or into any third party entity, (B) sale, transfer or other disposition of all or substantially all of the assets of Client or one of its Affiliates, or (C) acquisition by any entity, or group of entities acting in concert, of beneficial ownership of 50% percent or more of the outstanding voting equity interests in Client or one of its Affiliates.

C.	Cloud Providers. Broadridge may provide the Services within the cloud computing environment provided by Amazon Web Services upon ninety (90) days’ notice to Client.

D.

Severability. If any provision of this Agreement (or any portion hereof) is held to be invalid, illegal or unenforceable, then the validity, legality or enforceability of the remainder of this Agreement shall not in any way be affected or impaired thereby.

E.

Notices. All notices shall be in writing and shall be forwarded by registered or certified mail or nationally recognized overnight courier and sent to Broadridge and Client at the addresses set forth on the first page of this Master Services Agreement or to any other address designated in writing hereafter. Any notice to Broadridge shall be sent Attention: President, with a copy to Broadridge Financial Solutions, Inc., 5 Dakota Drive – Suite 300, Lake Success, NY 11042, Attention: General Counsel. Any notice to Client shall be sent Attention: CEO, with a copy to Apex Clearing Corporation, 350 N. St. Paul St., Suite 1300, Dallas, Texas 75201, Attention: General Counsel.

F.	Headings. The headings in this Agreement are intended for convenience of reference and shall not affect their interpretation.

G.

Counterparts. This Master Services Agreement and any Schedule hereto may be executed in counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument. This Master Services Agreement and any Schedule hereto may be executed by facsimile signature.

H.

Equitable Relief. A breach of any provision of Section 11.A, B (Ownership and Use of Broadridge Products), 12 (Confidentiality), 13 (Nonpublic Personal Information), 20, (Non-Solicitation) of this Agreement may cause Broadridge or Client, as the case may be, irreparable injury and damage and therefore may be enjoined through injunctive proceedings, in addition to any other rights or remedies which may be available to such party, at law or in equity.

I.

Governing Law. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York applicable to agreements wholly to be executed and to be performed therein.

J.

Independent Contractor. Broadridge is an independent contractor and its personnel are not Client’s agents or employees for federal, state, or local tax purposes or any other purposes. Broadridge, and not Client, is solely responsible for the compensation of personnel assigned to perform Services hereunder, and payment of worker’s compensation, disability, and other similar benefits, unemployment and other similar insurance, for withholding income and payroll taxes and for verifying the work eligibility of each person performing services hereunder.

K.

Relationship of Parties. Nothing contained in this Agreement, nor any activity hereunder, shall create a general or limited partnership, association, joint venture or agency relationship between Client and Broadridge.

L.

Cumulative Remedies; Waiver. The enumeration herein of specific remedies shall not be exclusive of any other remedies. Subject to Section 19.D (Timely Exercise of Termination Rights), the waiver by either party of a breach of or a default under any provision of this Agreement shall not be effective unless in writing and shall not be construed as a waiver of any subsequent breach of or default under the same or any other provision of this Agreement.

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M.

Third-Party Beneficiaries. This Agreement is between Broadridge and Client only and, except as otherwise provided in 16 Sections (Indemnity) and 17 (Limitation of Liability), above, is not intended to confer and shall not confer any benefits or rights upon any other persons not expressly made parties hereto, including, without limitation, customers of Client.

N.

Force Majeure. In no event shall either party be liable or deemed to be in default for any delay or failure to perform under this Agreement resulting directly or indirectly from any cause beyond its reasonable control, including, but not limited to, acts of God, acts of the public enemy, acts of the governments, fires, floods, epidemics, quarantine restrictions, acts of terrorism, riots, and freight embargoes (“Force Majeure Event”). Notwithstanding the foregoing, in every case the delay or failure to perform must not be due to the fault or negligence of the party claiming excusable delay, and such party shall use its commercially reasonable efforts to prevent and mitigate the effect and length of such Force Majeure Event. Performance times under this Agreement shall be considered extended for a period of time equivalent to the time lost because of any delay which is excusable under this Section 23.M (Force Majeure). If Broadridge fails to provide the Services due to a Force Majeure Event for more than five (5) consecutive days, the fees under this Agreement shall be adjusted in a manner such that Client is not responsible for the payment of any fees for Services that Broadridge failed to provide.

O.

Disaster Recovery and Business Continuity. Broadridge shall maintain disaster recovery and business continuity services consistent with industry standards of vendors in Broadridge’s industry. Broadridge’s current summary of its Business Continuity Plan (which is broader than, but includes disaster recovery) is set forth in Exhibit F. Schedules may contain business continuity services or disaster recovery services that pertain to the Services provided therein.

P.

Publicity. Neither party shall use the other party’s name or marks, refer to, or identify the other party or any of its respective affiliates in any public marketing or adverting, including without limitation, notices, publicity releases, promotional or marketing materials, announcements, letters, customer listings, testimonials, or advertising without the other party’s prior written consent in each instance. While the mere existence of this Agreement is not confidential, in the event that a party is required to disclose the terms of this Agreement by law or to one of its regulators, including, without limitation, publicly filing this Agreement with the United States Securities and Exchange Commission, the parties shall inform each other in writing of such requirement and cooperate in good faith in order for this Agreement to be redacted and afforded as much confidential treatment as is possible.

Q.

Integration; No Modification. This Agreement contains the entire agreement of the parties with respect to its subject matter and supersedes all existing agreements and all other oral, written or other communications between them concerning their subject matter. This Agreement shall not be modified in any way except by a writing signed by both parties.

R.

Broadridge Affiliate. At Broadridge’s option, Services may be provided by Broadridge or by a Broadridge Affiliate. In the event that Services are provided by a Broadridge Affiliate, Broadridge remains responsible for the performance of such Services, unless Client enters into a Schedule directly with the Broadridge Affiliate for the performance of such Services. In addition, Schedules or other attachments to this Agreement may be executed by a Broadridge Affiliate, and in such event, any and all references to “Broadridge” herein shall be deemed to be a reference to the applicable Broadridge Affiliate that executed such document.

S.

Records and Inspection. Broadridge shall maintain such books and records as are (a) necessary to demonstrate Broadridge’s compliance with its obligations under this Agreement, (b) necessary to verify Service volumes and fees, and (c) necessary to comply with all applicable laws. On an annual basis, Broadridge shall provide to Client at reasonable times and after reasonable notice (not to exceed thirty (30) days unless a shorter period is required by a Governmental Authority) to Broadridge personnel

74598 Broadridge Confidential	18

providing the Services, and to data and records relating to the Services and Broadridge’s performance under this Agreement, for the purposes of performing assessments and inspections of (i) Broadridge’s compliance with the provisions of this Agreement, including, without limitation, the fees charged to Client and (ii) Client and its businesses to verify the integrity of Client Information, provided that Client shall have no right to perform scans of or assess Broadridge’s networks or systems. Broadridge shall additionally provide Client’s internal and external auditors, at Client’s request with any reasonable additional information and assistance as may be reasonably requested by Client.

[SIGNATURE PAGE FOLLOWS]

74598 Broadridge Confidential	19

BROADRIDGE SECURITIES PROCESSING		APEX CLEARING CORPORATION
SOLUTIONS, LLC

Approved by:	/s/ Michael Alexander	Approved by:	/s/ William Capuzzi
	(signature–Authorized Officer)		(signature–Authorized Officer)

Name:	Michael Alexander	Name:	William Capuzzi
	(type or print)		(type or print)

Title:	President	Date:	1/8/19	Title:	CEO	Date:	12/27/2018
	(type or print)				(type or print)

AGREED AND ACCEPTED, BUT SOLELY AS TO THE TERMINATION OF THE

AGREEMENTS IN SECTION 1:

BROADRIDGE FINANCIAL SOLUTIONS, INC.

Approved by:	/s/ Adam D. Amsterdam
(signature–Authorized Officer)

Name:	Adam D. Amsterdam
(type or print)
Title:	Vice-President and General Counsel	Date:	December 28, 2018
(type or print)

BROADRIDGE INVESTOR COMMUNICATION SOLUTIONS, INC.

Approved by:	/s/ R. Schifellite
(signature–Authorized Officer)

Name:	R. Schifellite
(type or print)
Title:	President - ICS	Date:	12/31/18
(type or print)

PEAK 6 INVESTMENTS, L.P.

Approved by:	/s/ Jay Coppoletta
(signature–Authorized Officer)

Name:	Jay Coppoletta
(type or print)
Title:	Chief Legal Officer	Date:	12/28/2018

THIS AGREEMENT SHALL BE ENTERED INTO ON THE DATE SET FORTH ABOVE TO BE EFFECTIVE ON THE EFFECTIVE DATE.

74598 Broadridge Confidential	20

EXHIBIT A

[****]

74598 Broadridge Confidential	21

Exhibit B

[****]

74598 Broadridge Confidential	22

Exhibit C

[****]

74598 Broadridge Confidential	23

Exhibit D

[****]

74598 Broadridge Confidential	24

Exhibit E

[****]

74598 Broadridge Confidential	25

Exhibit F

[****]

74598 Broadridge Confidential	26